FORM S-8

                              REGISTRATION STATEMENT UNDER
                            THE SECURITIES ACT OF 1933





                            DEVELOPMENT BANCORP, LTD.
             (Exact name of registrant as specified in its charter)


Washington                                              93-1192971
(State or other jurisdiction of                      (I.R.S. Employer
                                                         Identifi-
 incorporation or organizatio                             cation
                                                         Number)


                 14 Quai du Seujet, Geneva, Switzerland CH-1201
               (Address of Principal Executive Offices) (Zip Code)

                             1993 Stock Option Plan
                         1994 Advisor Compensation Plan
                            (Full Title of the plans)
                      Dempsey K. Mork, Secretary/Treasurer
          74-900 Highway 111, Suite 121, Indian Wells, California 92210
                     (Name and address of agent for service)

                                                  (619) 836-3350
                           (Telephone number, including area code, of agent for
                     service)

                         CALCULATION OF REGISTRATION FEE


    Proposed
   securities             Proposed                                           maximum
      to be             Amount to be          maximum offering         aggregate offering            Amount of
   registered             registered           price per unit                 price           registration fee

Common Stock(1)            1,000,000                $4.50  (2)                 $4,500,000            $1,551.72
no par value



(1) Includes up to 400,000 shares issuable under the Advisor Compensation Plan and 600,000 shares issuable under the Stock Option Plan and reoffers of such shares.

(2) The registration fee is based upon the bid price of the Common Stock as of January 13, 1997 of $4.50.

                                   PROSPECTUS


                            DEVELOPMENT BANCORP, LTD.


                     Up to 1,000,000 Shares of Common Stock
                  Receivable by Directors, Officers and Others
                    Under the 1994 Advisor Compensation Plan
                           and 1993 Stock Option Plan
                    and Reoffered by Means of this Prospectus

                   This Prospectus shall be supplemented from
                time to time as the identity of the officers and
          directors and shares to be reoffered by them, if any, becomes known

       Selling shareholders will offer their shares on the over the counter market, or on NASDAQ or on any national securities exchange if the common stock is then listed on NASDAQ or such exchange. Selling shareholders, if control persons, are required to sell their shares in accordance with the volume limitations of Rule 144 under the Securities Act of 1933, which restricts sales in any three month period to the greater of 1% of the total outstanding common stock or the average weekly trading volume of the Company's common stock during the four calendar weeks immediately preceding such sale. It is expected that persons effecting transactions will be paid the normal and customary commissions for market transactions.

                              AVAILABLE INFORMATION

       Development Bancorp, Ltd. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, as well as proxy statements and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at 150 Causeway Street, Boston, Massachusetts 02114, 1375 Peachtree Street N.E., Suite 788, Atlanta, Georgia 30367, 411 West Seventh Street, 8th Floor, Fort Worth, Texas 76102, 410 Seventeenth Street, Suite 700, Denver, Colorado 80202, 600 Arch Street, Room 2204, Federal Building, Philadelphia, Pennsylvania 19106, 26 Federal Plaza, Room 1028, New York, New York 10278, 5757 Wilshire Boulevard, Los Angeles, California 90036-3648, Everett McKinley Dirksen Building, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549.

                              SELLING STOCKHOLDERS

       Information regarding the beneficial ownership of common stock owned by each other officer and director of the Company selling common stock pursuant to this Prospectus and all officers and directors of the Company as a group selling common stock pursuant to this Prospectus will be updated in the event shares are issued to such persons.

                     INFORMATION WITH RESPECT TO THE COMPANY

       This Prospectus is accompanied by the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 and the Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, or the latest Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K filed subsequent thereto. These Annual and Quarterly Reports as well as all other reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are hereby incorporated by reference in this Prospectus and may be obtained, without charge, upon the oral or written request of any person at 74-900 Highway 111, Suite 121, Indian Wells, California 92210, telephone (619) 836-3350.

                                 INDEMNIFICATION

       The Company's Bylaws and the Washington Business Corporation Act provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                                                                    Shares Beneficially Owned
                                                       Before Offering                    After Offering

Riccardo Mortara(1)                                         129,415                            25,915
President and Director

Dempsey K. Mork(1)                                          158,415                            54,915
Security Treasurer and Director

Jehu Hand(1)                                                 10,000                           _______

(1)      The address of this person is C/O the Company.

                                     PART II


Item 3.         Incorporation of Documents by Reference.

           The Registrant incorporates the following documents by reference in the registration statement:

           (a)
           The Company's Annual Report on Form 10-KSB, filed for the year ended December 31, 1995, its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996, June 30, 1996, September 30, 1996; and

           (b)
           A description of securities is incorporated by reference from the Registrant's Registration Statement on Form 10, File No. 0-22934.

           All other documents filed in the future by Registrant after the date of this Registration Statement, under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 5.         Interests of Named Experts and Counsel

           Jehu Hand, the principal of Hand & Hand, who has rendered an opinion on the securities registered hereby, may receive shares under this registration statement.

Item 6.         Indemnification of Officers and Directors

           The Company's Bylaws and the Washington Business Corporation Act provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

Item 7.         Exemption from Registration Claimed

           All sales are expected to be either registered or exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale."

Item 8.         Exhibits

       3.       Certificate of Incorporation and Bylaws

                3.1      Articles of Incorporation(1)
                3.2      Bylaws(1)
                3.3 Amendment to Articles of Incorporation changing name to Development Bancorp, Ltd.(1)
                3.4 Amendment to Articles of Incorporation authorizing Series A Preferred Stock.(1)

       5. Opinion of Hand & Hand as to legality of securities being registered(2)

       21.      Subsidiaries.  The Company's subsidiary, Societe
                Financiere de Distribution, Geneva, SA is incorporated in Switzerland.

       23.      Consents of Experts and Counsel

                23.1     Consent of Accountants(2)
                23.2     Consent of Hand & Hand included in Exhibit 5 hereto

(1) Incorporated by reference to the Company's registration statement on Form SB-10, file no. 0-22934.
(2)    Filed herewith.

Item 9.         Undertakings

           (a)      The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                            (ii)
           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                            (iii)
           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            (i) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and
                                    Exchange Commission such indemnification is
                                   against public policy as expressed in the Act
                                    and is, therefore, unenforceable.  In the
                                    event that a claim for indemnification
                                    against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding)is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Palm Springs, California, on January 6, 1997.


                                                    DEVELOPMENT BANCORP, LTD.



                                                    By:/s/ Riccardo Mortara
                                                          Riccardo Mortara
                                                          President

       Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed below by the following